FOR IMMEDIATE RELEASE:

Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kburden@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Reports FY and Q4 2013 Results
2013 revenues of $1.3 billion and net income of $88.5 million, including $72.7 million net impact of deferred tax asset valuation release

SALT LAKE CITY - January 30, 2014 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for fiscal year 2013 and the quarter ended December 31, 2013.

Key FY 2013 metrics (comparison to FY 2012):

•	Revenue: $1,304M vs. $1,099M (19% increase);

•	Gross margin: 19.0% vs. 18.1% (90 basis point increase);

•	Gross profit: $247.7M vs. $198.4M (25% increase);

•	Sales and marketing expense: $91.6M vs. $63.5M (44% increase);

•	Contribution (non-GAAP measure): $156.1M vs. $135.0M (16% increase);

•	G&A/Technology expense: $140.0M vs. $122.7M (14% increase);

•	Provision (benefit) for income taxes: ($72.2M) vs. $485,000 ($72.7M increase);

•	Net income: $88.5M vs. $14.7M ($73.8M and 503% increase); and

•	Diluted EPS: $3.64/share vs. $0.62/share ($3.02/share and 487% increase).

Key Q4 2013 metrics (comparison to Q4 2012):

•	Revenue: $397.6M vs. $342.0M (16% increase);

•	Gross margin: 18.0% vs. 17.9% (10 basis point increase);

•	Gross profit: $71.7M vs. $61.2M (17% increase);

•	Sales and marketing expense: $31.2M vs. $20.6M (52% increase);

•	Contribution (non-GAAP measure): $40.5M vs. $40.6M (0% decrease);

•	G&A/Technology expense: $39.0M vs. $32.7M (19% increase);

•	Provision (benefit) for income taxes: ($72.6M) vs. $303,000 ($72.9M increase);

•	Net income: $73.6M vs. $8.8M ($64.8M and 737% increase); and

•	Diluted EPS: $3.01/share vs. $0.37/share ($2.64/share and 714% increase).

As previously announced, the Company will hold a conference call and webcast to discuss its fiscal year and Q4 2013 financial results today, Thursday, January 30, 2014, at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 34087753 when prompted. Participants outside the United States or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 2:30 p.m. ET on Thursday, January 30, 2014, through 11:59 p.m. ET on Thursday, February 13, 2014. To listen to the recorded webcast by phone, please dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada please dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email questions to Mark Harden at mharden@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Net revenue - Total net revenue for the fiscal year 2013 and 2012 was $1,304 million and $1,099 million, respectively, a 19% increase. The growth in net revenue was primarily due to an increase of 17% in average order size, from $135 to $158, coupled with a 2% increase in orders. Total net revenue for Q4 2013 and 2012 was $397.6 million and $342.0 million, respectively, a 16% increase. The growth in net revenue was primarily due to an increase of 13% in average order size, from $132 to $149, coupled with a 3% increase in orders. The increases in average order size are largely due to a sales mix shift into home and garden products.

Gross profit - Gross profit for the fiscal year 2013 and 2012 was $247.7 million and $198.4 million, respectively, a 25% increase, representing 19.0% and 18.1% of total net revenue for those respective periods. The increase in gross profit was primarily due to higher revenue and a shift in product sales mix into higher margin home and garden products. Gross profit for Q4 2013 and 2012 was $71.7 million and $61.2 million, respectively, a 17% increase, representing 18.0% and 17.9% of total net revenue for those respective periods. The increase in gross profit was primarily due to higher revenue.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for the fiscal year 2013 and 2012 was $156.1 million and $135.0 million, respectively, a 16% increase. Contribution margin was 12.0% and 12.3% for those periods. Contribution for Q4 2013 and 2012 was $40.5 million and $40.6 million, respectively. Contribution margin was 10.2% and 11.9% for those periods.

Contribution (a non-GAAP financial measure) (which we reconcile to "gross profit" in our statement of income) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Year ended
	December 31,
	2013		2012		2011
Total net revenue	$1,304,217	100.0%	$1,099,289	100.0%	$1,054,277	100.0%
Cost of goods sold	1,056,557	81.0%	900,859	81.9%	875,189	83.0%
Gross profit	247,660	19.0%	198,430	18.1%	179,088	17.0%
Less: Sales and marketing expense	91,609	7.0%	63,467	5.8%	61,813	5.9%
Contribution and contribution margin	$156,051	12.0%	$134,963	12.3%	$117,275	11.1%

	Three months ended
	December 31,
	2013		2012
Total net revenue	$397,593	100.0%	$342,034	100.0%
Cost of goods sold	325,858	82.0%	280,823	82.1%
Gross profit	71,735	18.0%	61,211	17.9%
Less: Sales and marketing expense	31,233	7.9%	20,581	6.0%
Contribution and contribution margin	$40,502	10.2%	$40,630	11.9%

Sales and marketing expenses - Sales and marketing expenses totaled $91.6 million and $63.5 million for the fiscal year 2013 and 2012, respectively, a 44% increase, and representing 7.0% and 5.8% of total net revenue for those periods. Sales and marketing expenses totaled $31.2 million and $20.6 million for Q4 2013 and 2012, respectively, a 52% increase, and representing 7.9% and 6.0% of total net revenue for those periods. The increases were primarily due to increased spending in the sponsored search marketing channel due to a higher proportion of our revenue coming through that channel.

In late 2012, Google, Inc. (“Google”) discontinued providing its free Google Base product listing service to retailers and instead offered retailers a new fee based product listing service. In addition, during Q3 2013, Google tested and later implemented changes to its search engine algorithms, which reduced our ranking in certain Google search results during some periods. While we worked on adapting to Google's changes, we emphasized other marketing channels, such as sponsored search, which generated revenue growth but with higher associated marketing expenses as a percentage of revenue than was the case for revenue coming from Google Base and natural search.

Technology expenses - Technology expenses totaled $71.8 million and $65.5 million for the fiscal year 2013 and 2012, respectively, a 10% increase, and representing 5.5% and 6.0% of total net revenue for those periods. The $6.3 million increase was primarily due to an increase in staff-related costs partially offset by a decrease in depreciation. Technology expenses totaled $18.4 million and $18.6 million for Q4 2013 and 2012, respectively, a 1% decrease, and representing 4.6% and 5.4% of total net revenue for those respective periods. The decrease is primarily due to a decrease in external consulting costs partially offset by an increase in staff-related costs.

General and administrative ("G&A") expenses - G&A expenses totaled $68.2 million and $57.3 million for the fiscal year 2013 and 2012, respectively, a 19% increase, and representing 5.2% of total net revenue for both periods. The $10.9 million increase is primarily related to a $10.1 million increase in legal costs due to an increase in activity on legal matters, including our defense of a case brought by district attorneys in eight California counties, and for civil penalties assessed in an adverse judgment received in the case (which we intend to appeal). G&A expenses totaled $20.5 million and $14.1 million for Q4 2013 and 2012, respectively, a 46% increase, and representing 5.2% and 4.1% of total revenue for those respective periods. The $6.4 million increase is primarily related to a $6.0 million increase in legal costs, from the legal activities described above.

Restructuring - Restructuring costs totaled ($471,000) and $76,000 for the fiscal year 2013 and 2012, respectively. The credit in 2013 is primarily related to reoccupying some of our IT data center space that had previously been restructured in prior years. Restructuring costs totaled $0 and $23,000 for Q4 2013 and 2012, respectively.

Operating income - Operating income was $16.6 million and $12.2 million for the fiscal year 2013 and 2012, respectively, a $4.4 million increase. Operating income was $1.5 million and $7.9 million for Q4 2013 and 2012, respectively, a $6.4 million decrease.

Interest income - Interest income was $127,000 and $116,000 for the fiscal year 2013 and 2012, respectively, and $27,000 and $30,000 for Q4 2013 and 2012, respectively.

Interest expense - Interest expense totaled $113,000 and $809,000 for the fiscal year 2013 and 2012, respectively. Interest expense totaled ($8,000) and $154,000 for Q4 2013 and 2012, respectively. The decreases are primarily due to our repayment of the $17.0 million in advances under the U.S. Bank Financing Agreement in November 2012.

Other income (expense), net - Other income (expense), net totaled ($235,000) and $3.7 million for the fiscal year 2013 and 2012, respectively. The decrease is primarily related to $1.7 million of decreased Club O rewards breakage due to fewer expiring promotional memberships and $1.5 million of losses on our investment in precious metals. Other income (expense), net totaled ($595,000) and $1.3 million for Q4 2013 and 2012, respectively. The decrease is primarily due to $1.0 million of losses on our investment in precious metals and $878,000 of decreased Club O rewards breakage due to fewer expiring promotional memberships.

Provision (benefit) for income taxes - Provision (benefit) for income taxes totaled ($72.2) million and $485,000 for the fiscal year 2013 and 2012, respectively. Provision (benefit) for income taxes totaled ($72.6) million and $303,000 for Q4 2013 and 2012, respectively. The decrease in our income tax provision was due to a $79.7 million deferred tax asset valuation release in Q4 2013 after concluding that it was more likely than not that we will realize our deferred tax assets. The valuation allowance release was partially offset by use of $7.0 million of our deferred tax assets in 2013.

Net income - Net income was $88.5 million and $14.7 million for the fiscal year 2013 and 2012, respectively, an increase of $73.8 million. Earnings per share was $3.64 on a fully diluted basis for 2013, compared to $0.62 for 2012. Net income was $73.6 million and $8.8 million for Q4 2013 and 2012, respectively, an increase of $64.8 million. Q4 2013 earnings per share was $3.01 on a fully diluted basis, compared to $0.37 for Q4 2012. The increase in net income and diluted EPS during 2013, including Q4 2013, was primarily due to the $72.7 million net impact of our deferred tax asset valuation release.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled $65.6 million and $15.7 million for the twelve months ended December 31, 2013 and 2012, respectively. The $49.9 million increase was due to a $55.5 million increase in operating cash flows partially offset by a $5.6 million increase in capital expenditures.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2013	2012	2011
Net cash provided by operating activities	$83,645	$28,145	$25,663
Expenditures for fixed assets, including internal-use software and website development	(18,067)	(12,489)	(8,741)
Free cash flow	$65,578	$15,656	$16,922

Cash and working capital - We had cash and cash equivalents of $148.7 million and $93.5 million and working capital of $25.7 million and $7.5 million at December 31, 2013 and December 31, 2012, respectively.

About Overstock.com
Overstock.com (NASDAQ: OSTK) is a discount online retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars. Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011. The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers. Overstock.com sells internationally under the name O.co. Overstock Shopping (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc. O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc.

# # #

This press release and the January 30, 2014 conference call and webcast to discuss fiscal year and Q4 2013 financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any difficulties we may encounter as a result of accepting Bitcoin as payment, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber attacks or data breaches affecting us or any of them. More information about factors that potentially could affect our financial results is included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 21, 2013 and our Form 10-Q for the quarter ended September 30, 2013, which was filed with the Securities and Exchange Commission on October 24, 2013. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$148,665	$93,547
Restricted cash	1,580	1,905
Accounts receivable, net	16,047	19,273
Inventories, net	27,043	26,464
Prepaid inventories, net	1,804	1,912
Deferred tax assets, net of valuation allowance of $10.0 million at December 31, 2012	13,854	—
Prepaids and other assets	10,298	12,897
Total current assets	219,291	155,998
Fixed assets, net	27,194	21,037
Precious metals	9,678	—
Deferred tax assets, net of valuation allowance of $69.7 million at December 31, 2012	58,797	—
Goodwill	2,784	2,784
Other long-term assets, net	2,023	2,166
Total assets	$319,767	$181,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90,582	$62,416
Accrued liabilities	65,679	47,674
Deferred revenue	37,321	38,411
Total current liabilities	193,582	148,501
Other long-term liabilities	3,294	2,522
Total liabilities	196,876	151,023
	0	0
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	361,706	356,895
Accumulated deficit	(158,587)	(247,096)
Treasury stock	(80,230)	(78,839)
Total stockholders’ equity	122,891	30,962
Total liabilities and stockholders’ equity	$319,767	$181,985

Overstock.com, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Year ended December 31,
	2013	2012	2011
Revenue, net
Direct	$156,032	$155,516	$163,609
Fulfillment partner	1,148,185	943,773	890,668
Total net revenue	1,304,217	1,099,289	1,054,277
Cost of goods sold
Direct	136,282	140,536	149,660
Fulfillment partner	920,275	760,323	725,529
Total cost of goods sold	1,056,557	900,859	875,189
Gross profit	247,660	198,430	179,088
Operating expenses:
Sales and marketing	91,609	63,467	61,813
Technology	71,788	65,467	67,043
General and administrative	68,169	57,259	67,766
Restructuring	(471)	76	—
Total operating expenses	231,095	186,269	196,622
Operating income (loss)	16,565	12,161	(17,534)
Interest income	127	116	161
Interest expense	(113)	(809)	(2,485)
Other income (expense), net	(235)	3,686	278
Income (loss) before income taxes	16,344	15,154	(19,580)
Provision (benefit) for income taxes	(72,165)	485	(142)
Net income (loss)	88,509	14,669	(19,438)
Deemed dividend related to redeemable common stock	—	—	(12)
Net income (loss) attributable to common shares	$88,509	$14,669	$(19,450)
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$3.73	$0.63	$(0.84)
Weighted average common shares outstanding—basic	23,714	23,387	23,259
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$3.64	$0.62	$(0.84)
Weighted average common shares outstanding—diluted	24,294	23,672	23,259

Comprehensive income (loss)	$88,509	$14,669	$(19,438)

Overstock.com, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2013	2012
Revenue, net
Direct	$42,159	$46,468
Fulfillment partner	355,434	295,566
Total net revenue	397,593	342,034
Cost of goods sold
Direct	36,514	41,114
Fulfillment partner	289,344	239,709
Total cost of goods sold	325,858	280,823
Gross profit	71,735	61,211
Operating expenses:
Sales and marketing	31,233	20,581
Technology	18,449	18,622
General and administrative	20,526	14,093
Restructuring	—	23
Total operating expenses	70,208	53,319
Operating income	1,527	7,892
Interest income	27	30
Interest expense	8	(154)
Other income (expense), net	(595)	1,322
Net income before income taxes	967	9,090
Provision (benefit) for income taxes	(72,614)	303
Net income	$73,581	$8,787
Net income per common share—basic:
Net income per share—basic	$3.09	$0.37
Weighted average common shares outstanding—basic	23,780	23,450
Net income per common share—diluted:
Net income per share—diluted	$3.01	$0.37
Weighted average common shares outstanding—diluted	24,430	24,064
Comprehensive income	$73,581	$8,787

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$88,509	$14,669	$(19,438)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,522	16,009	16,350
Realized gain from sale of marketable securities	(33)	(9)	—
Loss on disposition of fixed assets	—	72	—
Stock-based compensation to employees and directors	3,251	3,527	3,051
Deferred income taxes	(72,651)	—	—
Amortization of debt discount and deferred loan costs	18	73	127
Loss on investment in precious metals	1,457	—	—
Loss from early extinguishment of debt	—	—	1,253
Restructuring charges (reversals)	(471)	76	—
Changes in operating assets and liabilities:
Restricted cash	200	131	506
Accounts receivable, net	3,226	(5,772)	59
Inventories, net	(579)	(3,471)	9,121
Prepaid inventories, net	108	(885)	1,055
Prepaids and other assets	(536)	1,294	(456)
Other long-term assets, net	2	(267)	(160)
Accounts payable	28,180	(7,902)	2,944
Accrued liabilities	17,959	(459)	6,952
Deferred revenue	(1,090)	10,433	3,951
Other long-term liabilities	1,573	626	348
Net cash provided by operating activities	83,645	28,145	25,663
Cash flows from investing activities:
Purchases of marketable securities	(132)	(82)	(160)
Purchases of intangible assets	(13)	(6)	(4)
Sales of marketable securities	292	154	—
Investment in precious metals	(8,080)	(1,397)	—
Expenditures for fixed assets, including internal-use software and website development	(18,067)	(12,489)	(8,741)
Proceeds from sale of fixed assets	—	56	—
Net cash used in investing activities	(26,000)	(13,764)	(8,905)
Cash flows from financing activities:
Payments on capital lease obligations	(2,563)	(112)	(730)
Drawdowns on line of credit	—	—	17,000
Payments on line of credit	—	(17,000)	—
Capitalized financing costs	—	—	(140)
Proceeds from finance obligations	—	—	1,429
Payments on finance obligations	—	—	(24,918)
Paydown on direct financing arrangement	(258)	(236)	(216)
Payments to retire convertible senior notes	—	—	(34,615)
Change in restricted cash	125	—	—
Proceeds from exercise of stock options	1,560	—	—
Purchase of treasury stock	(1,391)	(471)	(1,604)
Net cash used in financing activities	(2,527)	(17,819)	(43,794)
Net increase (decrease) in cash and cash equivalents	55,118	(3,438)	(27,036)
Cash and cash equivalents, beginning of period	93,547	96,985	124,021
Cash and cash equivalents, end of period	$148,665	$93,547	$96,985